Exhibit 99.1

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

Beacon Power Announces Second Quarter 2008 Results

Tyngsboro, Mass. – August 11, 2008 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the second quarter ended June 30, 2008.

For the second quarter of 2008, Beacon Power reported revenue of $28,000 and a net loss of $5,432,000, or ($0.06) per share, compared to revenue of $449,000 and a net loss of $3,066,000, or ($0.04) per share, in the second quarter of 2007.  For the six months ended June 30, 2008, the Company reported revenue of $48,000 and a net loss of $10,719,000, or ($0.12) per share, compared to revenue of $842,000 and a net loss of $6,156,000, or ($0.09) per share, for the same period ended June 30, 2007. The decrease in revenue is the result of completion of development contracts with California and New York as well as the Department of Energy in 2007.  Beacon Power is now entering the production phase and expects to begin to have revenue from frequency regulation late in the fourth quarter of 2008.

During the second quarter of 2008, Beacon Power incurred costs of $3,003,000 for research and development expense, compared to $1,824,000 in the second quarter of 2007, an increase of $1,179,000 or 65%.  Research and development expense increased primarily due to the expensing of development costs that had been allocated to government contracts in the prior year, increased headcount-related costs, development and design costs for our frequency regulation facilities and increased expenses for legal and professional services. Selling, general and administrative expense was $2,129,000 during the second quarter of 2008, compared to $1,549,000 in the second quarter of 2007, an increase of $580,000, or approximately 37%.  This increase is due primarily to increased headcount-related costs as well as increased external fees related to consulting, legal, marketing and other services to facilitate penetration into the frequency regulation markets. Additionally, depreciation expense increased by $282,000 compared to the second quarter of 2007. This increase is primarily related to our new facility in Tyngsboro, Massachusetts.

At June 30, 2008, the Company had $16.7 million in cash and cash equivalents, with working capital of $15.2 million. Beacon expects to have frequency regulation facilities in two locations before the end of 2008 with a total of five megawatts of capacity. To that end, the Company has initiated the process of establishing up to five megawatts of frequency regulation capacity on its Tyngsboro site, and is actively pursuing potential locations in the PJM Interconnection in addition to a site in Stephentown, New York.  On July 17, 2008, the Company received a land-use permit it had requested from the town of Stephentown, New York, and subsequently exercised its option to purchase the land. Pending approval of an active interconnection request to NYISO and any other implementation requirements of the NYISO, a possible location for Beacon’s first 20 megawatt frequency regulation plant will be in Stephentown.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now entering production following approval for use in three of the country’s five open-bid regulation markets, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty in the ability to obtain DOE loan guarantee support for its New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; the ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against the Company; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of Beacon’s stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission.  Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue	$28,188	$449,328	$48,392	$842,034
Cost of goods sold	4,116	419,544	4,172	811,790
Gross profit	24,072	29,784	44,220	30,244

Operating expenses:
Selling, general and administrative	2,128,580	1,549,033	4,304,241	2,963,393
Research and development	3,003,236	1,823,812	6,035,579	3,483,370
Loss on sales and contract commitments	86,601	—	86,601	—
Depreciation and amortization	313,477	30,673	593,218	56,641
Casualty loss (recovery)	—	(168,003)	—	(60,060)
Total operating expenses	5,531,894	3,235,515	11,019,639	6,443,344

Loss from operations	(5,507,822)	(3,205,731)	(10,975,419)	(6,413,100)

Other income, net	75,985	139,605	256,246	257,356

Loss to common shareholders	$(5,431,837)	$(3,066,126)	$(10,719,173)	$(6,155,744)

Loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.12)	$(0.09)
Weighted-average common shares outstanding	88,712,016	71,360,328	88,690,200	68,412,886

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$16,684,846	$30,417,095
Accounts receivable, trade	161,355	424,788
Unbilled costs on government contracts	13,795	82,195
Prepaid expenses and other current assets	2,522,679	1,475,084
Total current assets	19,382,675	32,399,162

Property and equipment, net	12,672,658	7,004,021
Restricted cash	200,000	374,346
Total assets	$32,255,333	$39,777,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$724,249	$296,463
Accrued compensation and benefits	1,033,822	1,024,874
Other accrued expenses	2,197,870	2,183,217
Advance billings on contracts	8,511	7,222
Accrued contract loss	145,996	67,419
Lease liability - current	99,933	—
Total current liabilities	4,210,381	3,579,195

Lease liability - long term	944,699	—

Stockholders’ equity:
Common stock	887,546	886,590
Additional paid-in-capital	200,971,563	199,351,427
Deficit accumulated during the development stage	(174,046,017)	(163,326,844)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	27,100,253	36,198,334

Total liabilities and stockholders’ equity	$32,255,333	$39,777,529

SOURCE:

Beacon Power Corporation